Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-8 of Fullcircle Registry, Inc. of our report dated March 30, 2012 on our audits of the financial statements of Fullcircle Registry, Inc.  as of December 31, 2011 and for the fiscal years ended December 31, 2011 and December 31, 2010.

/s/ Rodefer Moss & Co. PLLC

New Albany, Indiana

September 5, 2012